                                                                   EXHIBIT 10.22

                           FIRST AMENDMENT TO SUBLEASE

     THIS FIRST AMENDMENT TO SUBLEASE (this "Amendment") dated as of July 16, 2002 is entered into between CacheFlow Inc., a Delaware corporation ("Sublessor"), and Kuokoa Networks, Inc., a Delaware corporation ("Sublessee").

                                    RECITALS

     A. Sublessor and Sublessee are parties to that certain Sublease Agreement dated as of July 10, 2002 (the "Sublease Agreement"), pursuant to which Sublessor Subleased to Sublessee approximately 45,823 square feet of space known as 477 Potrero Avenue, Sunnyvale, California, more particularly set forth on Exhibit "A" hereto (the "Subleased Premises"), as more particularly described in the Sublease Agreement.

     B. The parties desire to correct a Scribner's error in Section 3.1 of the Sublease Agreement as set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 3.1 of the Sublease Agreement is deleted in its entirety and replaced with:

           Rent. Notwithstanding Sublessee's right to occupy the entire Premises, Sublessee shall pay to Sublessor each month during the term of this Sublease, rent pursuant to the following schedule, in advance, on execution hereof for the first month and on or before the first of each month thereafter ("Base Rent"). Rent for partial months at the commencement or termination of this Sublease shall be prorated. Rent shall be paid to the Sublessor at its business address noted herein, or at any other replace Sublessor may from time to time designate by written notice mailed or delivered to Sublessee.

           Months              Square Footage      Rate    Monthly Base Rent
           01-06                  16,000          $ 1.25      $ 20,000.00
           07-12                  32,000          $ 1.25      $ 40,000.00
           13-18                  32,000          $ 1.29      $ 41,280.00
           19-24                  40,000          $ 1.29      $ 51,600.00
           25-36                  45,823          $ 1.33      $ 60,945.59
      37-end of term              45,826          $ 1.37      $ 62,777.51

     2. Except as set forth herein, the Sublease Agreement remains unmodified and in full force and effect. All capitalized terms not otherwise defined herein shall have the same meanings as are ascribed to such terms under the Sublease. In the event of any inconsistency between the provisions of the Sublease Agreement and this Amendment, the terms of this Amendment shall control.

     3. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties also agree and intend that a signature by facsimile machine shall find the party so signing with the same effect as though the signature were an original signature.

     IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this First Amendment to Sublease on the date first set forth above.

SUBLESSOR:                                           SUBLESSEE:

CacheFlow Inc.,                                      Kuokoa Networks, Inc.,
a Delaware corporation                               an Delaware corporation

/s/ Robert Verheecke                                 /s/ Sameer Prabhavarkar
------------------------                             ---------------------------

By: Robert Verheecke                                 By: Sameer Prabhavarkar
    --------------------                                 -----------------------

Its: CFO                                             Its: VP Finance
     -------------------                                  ----------------------

------------------------                             ---------------------------

By:                                                  By:
   ---------------------                                ------------------------

Its:                                                 Its:
    --------------------                                 -----------------------

                               SUBLEASE AGREEMENT

     This Sublease Agreement ("Sublease") is made effective as of the 10th day of July, 2002, (the "Effective Date") by and between CacheFlow Inc., a Delaware corporation ("Sublessor"), and Kuokoa Networks, Inc., a Delaware corporation ("Sublessee"). Sublessor agrees to sublease to Sublessee, and Sublessee agrees to sublease from Sublessor, those certain premises situated in the City of Sunnyvale, County of Santa Clara, State of California, consisting of approximately 45,823 square feet of space known as 477 Potrero Avenue, Sunnyvale, California, more particularly set forth on Exhibit "A" hereto (the "Subleased Premises").

                                    ARTICLE 1

                        MASTER LEASE AND OTHER AGREEMENTS

     1.1 Subordinate to Master Lease. Except as specifically set forth herein, this Sublease is subject and subordinate to all of the terms and conditions of the lease (the "Lease") dated March 30, 2001, between Sunnyvale VIII Trust, a Maryland business trust ("Master Lessor") and Sublessor as "Lessee." Sublessee hereby assumes and agrees to perform the obligations of Lessee under the Master Lease as more particularly set forth hereafter as such relate to the Subleased Premises and this Sublease and are not inconsistent with this Sublease. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Lease. A copy of the Master Lease is attached hereto as Exhibit "B" and incorporated herein by this reference. Sublessee shall not commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. Sublessee shall neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Lessor under the Master Lease, In the event of the termination of Sublessor's interest as Lessee under the Master Lease for any reason other than for Sublessor's breach, then this Sublease shall terminate automatically upon such termination without any liability of Master Lessor or Sublessor to Sublessee. Except as provided in Sections 19 and 20 of the Master Lease, Sublessor shall not voluntarily terminate the Master Lease without Sublessee's prior written consent, which shall not be unreasonably withheld. Sublessee represents and warrants to Sublessor that it has read and is familiar with the Master Lease.

     1.2 Applicable Provisions. All of the terms and conditions contained in the Master Lease as they may apply to the Subleased Premises, except those directly contradicted by the terms and conditions contained in this document, and specifically except for "Estimated Delivery Date," "Lease Term," "Monthly Rent," "Broker" on the Summary of Terms and Sections 1, 2a, 2b, 3, 4, 5c, 6e (6e is excluded only to the extent Sublessee would be required to comply with laws, statutes, ordinances, rules, regulations, orders, recorded covenants and restrictions, and requirements of municipal, state and federal authorities in effect prior to the Commencement Date hereof, or such requirement to comply is related to Sublessee's particular use of the Subleased Premises) 8c, 9a, 9b, 9c, the first phrase in 11a relating to Tenant Improvements, the second sentence in 11a, 11e, 13b, 17c unless consented to by Landlord, 22a, 29, 30, 41, 42, 43, 44h(ii), 51, the first sentence of 52 and Exhibit C are incorporated herein and shall be terms and conditions of this Sublease (with each reference therein to "Landlord" or "Lessor", "Tenant" or

"Lessee" and "Lease" to be deemed to refer to Sublessor, Sublessee, and Sublease, respectively, as appropriate except the following provisions that are incorporated herein, the reference to Landlord or Lessor shall mean Master Lessor only 6f, 10e, 10f, 15a, 19a, 19b), and the following Sections shall mean Sublessor and Master Lessor 12a, 12b, 14a, 14b, 17b, 17d, 17e, 44d, 44e, 44h(i), 46, 49, and along with all of the following terms and conditions set forth in this document, shall constitute the complete terms and conditions of this Sublease. Section 8b shall be modified such that Sublessor shall pay the Real Property Tax invoices and Sublessee shall reimburse Sublessor within ten (10) days of invoice as additional rent.

     1.3 Obligations of Sublessor. Notwithstanding anything herein contained, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled under the Master Lease, and for all such services and rights Sublessee shall look solely to the Master Lessor under the Master Lease, and the obligations of Sublessor hereunder shall be limited to using its reasonable good faith efforts to obtain the performance by Master Lessor of its obligations. Sublessor shall have no liability to Sublessee or any other person for damage of any nature whatsoever as a result of the failure of Master Lessor to perform said obligations except for Master Lessor's termination of the Sublessor's interest as Lessee under the Master Lease in the event of Sublessor's breach of the Master Lease, and Sublessee shall indemnify and hold Sublessor harmless from any and all claims and liability whatsoever for any such damage including, without limitation, all costs and attorneys' fees incurred in defending against same. With respect to any obligation of Sublessee to be performed under this Sublease, when the Master Lease grants Sublessor a specific number of days to perform its obligations thereunder, Sublessee shall have two
(2) fewer days to perform, provided in no event will Sublessee have less than two (2) days to perform. With respect to approval required to be obtained by "Landlord" under the Master Lease, such consent must be obtained from Master Lessor and Sublessor and the approval of Sublessor may be withheld if Master Lessor's consent is not obtained.

                                    ARTICLE 2

                                      TERM

     2.1 Term. The term of this Sublease shall commence on the later of (i) July 15, 2002, (ii) the date the Sublessor delivers possession of the Subleased Premises to Sublessee, or (iii) the date Landlord gives its consent hereto. This shall be referred to as the "Commencement Date." The term of this Sublease shall end on June 30, 2006, unless sooner terminated pursuant to any provision of the Master Lease applicable to the Subleased Premises (the "Expiration Date"). Sublessor shall have no obligation to Sublessee to exercise any of its options to extend under the Master Lease.

     2.2 Option to Extend. Sublessee shall have no option to extend this Sublease.

     2.3 Sublessor's Inability to Deliver Subleased Premises. In the event Sublessor is unable to deliver possession of the Subleased Premises on or before the July 15, 2002, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay.

If Sublessee, with Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay pro rated Base Rent for each day at the same rate as that prescribed for the first month of the term. If Sublessor has not delivered possession of the Subleased Premises by September 1, 2002 for any reason, Sublessee may terminate this Sublease, whereupon any amounts paid by Sublessee to Sublessor shall be promptly refunded.

                                    ARTICLE 3

                                      RENT

     3.1 Rent. Notwithstanding Sublessee's right to occupy the entire Premises, Sublessee shall pay to Sublessor each month during the term of this Sublease, rent pursuant to the following schedule, in advance, on execution hereof for the first month and on or before the first of each month thereafter ("Base Rent"). Rent for partial months at the commencement or termination of this Sublease shall be prorated. Rent shall be paid to the Sublessor at its business address noted herein, or at any other place Sublessor may from time to time designate by written notice mailed or delivered to Sublessee.

         Months        Square Footage      Rate       Monthly Base Rent

         01-06             16,000         $ 1.25        $ 20,000.00
         07-12             32,000         $ 1.25        $ 40,000.00
         13-18             32,000         $ 1.29        $ 41,280.00
         19-24             40,000         $ 1.29        $ 51,600.00
    25-end of term         45,823         $ 1.33        $ 60,945.59

     3.2 Additional Rent. If Sublessor shall be charged for additional rent or other sums pursuant to any of the provisions of the Master Lease, Sublessee shall be liable for its pro rata share (as defined herein and as such shall increase herein pursuant to Section 3.1 above) of such additional rent or sums, except to the extent such costs arise out of any breach of the Master Lease by Sublessor. If Sublessee shall procure any additional services from Master Lessor, or if additional rent or other sums are incurred for Sublessee's sole benefit, Sublessee shall make such payment to Sublessor or Master Lessor, as Sublessor shall direct and such charges shall not be pro rated between Sublessor and Sublessee. Any rent or other sums payable by Sublessee under this Article 3 shall constitute and be due as additional rent. Base Rent and additional rent shall herein be referred to as "Rent".

     3.3 Pro Rata Share Sublessee's pro rata share under this Sublease for janitorial and utilities shall be calculated by multiplying the total additional rent or other charge due by a fraction, the numerator of which shall be the approximate square footage of the Subleased Premises and the denominator of which shall be the approximate square footage of the entire premises under the Master Lease. Sublessee's pro rata share under this Sublease for all other pro-rated expenses shall be calculated by multiplying the total additional rent or other charge due by a fraction, the numerator of which shall be the square footage set forth on the schedule for Base Rent for that period of the Sublease term and the denominator of which shall be the approximate square footage of the entire premises under the Master Lease. All measurements noted in this Section are included in the Master Lease. Sublessee acknowledges all square footage measurements noted and relied on in this Sublease and the Master Lease are estimates, and no adjustments shall be made based upon any actual measurements which may be made.

     3.4   Operating Costs.

           3.4.1 Notwithstanding anything to the contrary in the Sublease, Sublessee shall not be required to pay any additional rent or perform any obligation that is (i) fairly allocable to any period of time prior to the commencement date or following the expiration or sooner termination of the Sublease or (ii) payable as a result of a default by Sublessor of any of its obligations under the Master Lease.

           3.4.2 Sublessor shall promptly deliver to Subtenant all invoices and statements submitted to Sublessor by Master Lessor that document payments of additional rent for which Sublessee is responsible.

           3.4.3 Sublessee shall be entitled to a credit against future installments of additional rent if and to the extent that Sublessor shall have received such credit from Master Lessor and to the extent such credit is fairly allocable to additional rent attributable to the Subleased Premises.

                                    ARTICLE 4

                                LETTER OF CREDIT

     4.1 Letter of Credit. Upon execution hereof, Sublessee shall provide to Sublessor an unconditional, irrevocable Letter of Credit ("Letter of Credit") in the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in favor of Sublessor and issued by a bank located in the Bay Area and reasonably acceptable to Sublessor ("Issuer"). Sublessee shall provide to Sublessor an additional Letter of Credit in the amount of Seventy-Five Thousand Dollars ($75,000.00) on the first to occur: (1) May 1, 2003 or (2) after January 1, 2003 Sublessee's cash balance dips below One Million Dollars ($1,000,000.00). Sublessee shall provide Sublessor an additional Letter of Credit in the amount of Fifty Thousand Dollars ($50,000.00) on January 1, 2004. The Letters of Credit shall hereinafter be referred to in the singular as Letter of Credit. In no event shall the Letter of Credit be less than One Hundred Thousand Dollars ($100,000.00). The Letter of Credit shall (1) be fully transferable by Sublessor, (2) permit multiple drawings, and (3) provide that draws, including partial draws, at Sublessor's election, will be honored upon the delivery to the Issuer a certificate signed by Sublessor, or its authorized agent, that Sublessor is entitled to make the requested draw pursuant to the terms of the Sublease. The Letter of Credit is to be issued pursuant to ISP98 rather than UCP 500. If Sublessee fails to pay Rent or any other sums as and when due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may (but shall not be obligated to) use, apply or retain all or any portion of the Letter of Credit for payment of any sum for which Sublessee is obligated or which will compensate Sublessor for any loss or damage which Sublessor may suffer thereby. Any draw or partial draw of the Letter of Credit shall not constitute a waiver by Sublessor of its right to enforce its other remedies hereunder, at law or in equity. If any portion of the Letter of Credit is drawn upon, Sublessee shall, within ten (10) days after delivery of written demand from Sublessor, restore said Letter of Credit to its original amount. The Letter of Credit shall be in effect for the entire term of this Sublease plus sixty (60) days beyond the expiration of the Sublease term. The Letter of Credit will automatically renew each year during the Sublease term unless the beneficiary under the Letter of Credit is given at least thirty (30) days prior notice of a non-renewal by the issuing bank, and Sublessor shall be able to draw on the Letter of Credit in the event of such notice. The parties agree that the provisions of Civil Code Sections 1950.7 and 1951.7 do not apply to the Letter of Credit or any proceeds from the Letter of Credit.

     4.2 Burn Down. Notwithstanding any other provision in this Section, and provided that the Letter of Credit shall in no instances be less than One Hundred Thousand and 00/100 Dollars ($100,000.00) if and only if: a) Sublessee shall have made each payment required to be made by Sublessee under the Sublease as and when due subject to any applicable notice and cure periods; b) Sublessee shall not have defaulted in any of Sublessee's material obligations under the Sublease subject to any applicable notice and cure periods; and c) provided that Sublessee first tenders to Sublessor the necessary replacement Letter of Credit: (i) at the end of the first quarter in which Sublessee obtains a positive cash flow and Sublessee's cash balance is above Five Million and 00/100 Dollars ($5,000,000.00) Sublessor, or its successor, shall deliver the to Sublessee one of the existing $75,000.00 Letters of Credit to Sublessee and Sublessee shall replace such Letter of Credit with a Letter of Credit in the amount of $25,000.00 or Sublessor, or its successor shall deliver to Sublessee the $50,000.00 Letter of Credit; (ii) at the end of the second quarter in which Sublessee receives a positive cash flow and Sublessee's cash balance is above Five Million and 00/100 Dollars ($50,000,000.00) Sublessor, or its successor, shall deliver one of the existing $75,000.00 Letters of Credit to Sublessee and Sublessee shall replace such Letter of Credit with a Letter of Credit in the amount of $25,000.00 or Sublessor or its successor shall deliver to Sublessee the $50,000.00 Letter of Credit; provided, however, that if, thereafter, Sublessee shall fail to make any payment due under this Sublease (within fifteen
(15) days after the expiration of any applicable notice and cure periods) or shall default in any other obligation hereunder, Sublessee shall, within five
(5) days after written demand by Sublessor, remit to Sublessor sufficient funds in the form of cash or equivalent, or a Letter of Credit in a form reasonably acceptable to Sublessor, in order to restore the Letter of Credit to the Two Hundred Thousand and 00/100 ($200,000.00) sum; Sublessee's failure to do so being a material breach of this Sublease.

                                    ARTICLE 5

                         CONDITION OF SUBLEASED PREMISES

     5.1 Condition of the Subleased Premises. Sublessor shall deliver the Subleased Premises on the Commencement Date in good condition and repair with the mechanical, electrical and plumbing systems and the roll-up door in good working order and the roof water tight. Except as set forth in the immediately preceding sentence, Sublessee acknowledges that as of the Commencement Date, the Subleased Premises, and every part thereof, are in good condition and without need of repair, and Sublessee accepts the Subleased Premises "as is", Sublessee having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Subleased Premises. Sublessee accepts the Subleased Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Subleased Premises and any covenants or restrictions of record. Sublessee acknowledges that neither Sublessor nor Master Lessor have made any representations or warranties as to the condition of the Subleased Premises or its present or future suitability for Sublessee's purposes.

     5.2 Surrender. Sublessee shall keep the Subleased Premises, and every part thereof in good order and repair as received. In addition to Sublessee's requirements under the Master Lease, Sublessee shall surrender the Subleased Premises in the same condition as received, ordinary wear and tear excepted, provided Sublessee performs all necessary maintenance, repair and cleaning to maintain the Subleased Premises in the condition it was delivered at the Commencement Date, casualty and condemnation excepted.

                                    ARTICLE 6

                                    INSURANCE

     6.1 Sublessee's Insurance. With respect to the Tenant's insurance under the Master Lease, the same is to be provided by Sublessee as described in the Master Lease, and such policies of insurance shall include as additional insureds Master Lessor, Sublessor and any lender as required by Master Lessor.

     6.2 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Sublease or the Master Lease, the parties hereto, including Master Lessor by its consent hereto, each release the others and their respective agents, employees, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under the Master Lease or this Sublease, or which would normally be covered by the standard form of full replacement value "all risk extended coverage" casualty insurance, without regard to the negligence or willful misconduct of the entity so released. Each party shall use its best efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy. If such insurance policy cannot be obtained with such waiver of subrogation, or if such waiver of subrogation is only available at additional cost and the party for whose benefit the waiver is not obtained does not pay such additional cost, then the party obtaining such insurance shall immediately notify the other parties of that fact.

                                 ARTICLE 7

              USE OF SUBLEASED PREMISES; PARKING; IMPROVEMENTS

     7.1 Use of Subleased Premises. Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease.

     7.2 Alterations; Improvements. Sublessee shall not make any alterations, improvements, or modifications to the Subleased Premises without the express prior written consent of Sublessor, which consent by Sublessor shall not be unreasonably withheld and the express prior written consent of Master Lessor, which consent shall be pursuant to the Master Lease. On termination of this Sublease, Sublessee shall remove any or all of such improvements and restore the Subleased Premises (or any part thereof) to the same condition as of the Commencement Date of this Sublease, reasonable wear and tear, casualty and condemnation excepted or as otherwise instructed in writing by either Sublessor or Master Lessor. Should Sublessee fail to remove such improvements and restore the Subleased Premises on termination of this Sublease unless instruction otherwise in writing as set forth above, Sublessor shall have the right to do so, and charge Sublessee therefor.

     7.3 Parking. Subject to the rules and regulations imposed from time to time by Master Lessor or Sublessor, Sublessee shall have the right to the non-exclusive use of one hundred and sixty-nine (169) parking spaces in the common parking areas.

                                    ARTICLE 8

                      ASSIGNMENT, SUBLETTING & ENCUMBRANCE

     8.1 Consent Required. Sublessee shall not assign this Sublease or any interest therein nor shall Sublessee sublet, license, encumber or permit the Subleased Premises or any part thereof to be used or occupied by others, without Sublessor's and Master Lessor's prior written consent. Sublessor's consent shall not be unreasonably withheld provided, however, Sublessor's withholding of consent shall in all events be deemed reasonable if for any reason Master Lessor's consent is not obtained. The consent by Sublessor and Master Lessor to any assignment or subletting shall not waive the need for Sublessee (and Sublessee's assignee or subtenant) to obtain the consent of Sublessor and Master Lessor to any different or further assignment or subletting. All Conditions and Standards set forth in the Master Lease regarding assignments and subletting shall apply, and to the extent there is any Bonus Rents, (Rent paid by such Assignee or Sublessee in excess of Rent paid by Sublessor under the Master Lease after deducting brokerage commissions and reasonable attorneys' fees, all such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to generally accepted accounting principals) the Bonus Rent shall first be split per the Master Lease and any Bonus Rent to go to Sublessee shall be split 50/50 with Sublessor to be paid to Sublessor within five (5) days of receipt by sublessee.

     8.2 Form of Document. Every assignment, agreement, or sublease shall (i) recite that it is and shall be subject and subordinate to the provisions of this Sublease, that the assignee or subtenant assumes Sublessee's obligation hereunder as such relates to the transfer, that the termination of this Sublease shall at Sublessor's sole election, constitute a termination of every such assignment or sublease, and (ii) contain such other terms and conditions as shall be reasonably requested or provided by Sublessor's attorneys.

     8.3 No Release of Sublessee. Regardless of Sublessor's consent, no subletting or assignment shall release Sublessee of Sublessee's obligation or alter the primary liability of Sublessee to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sublessee, in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee, subtenant or successor.

                                    ARTICLE 9

                                     DEFAULT

     9.1 Default Described. The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Sublessee: (i) failure to pay Rent or any other amount within three (3) business days after due; (ii) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease; or (iii) Sublessee's failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein.

     9.2 Sublessor's Remedies. Sublessor shall have the remedies set forth in the Master Lease as if Sublessor is Master Lessor. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

     9.3 Sublessee's Right to Possession Not Terminated. Sublessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Sublessor may continue this Sublease in full force and effect, and Sublessor shall have the right to collect rent and other sums when due. During the period Sublessee is in default, Sublessor may enter the Subleased Premises and relet them, or any part of them, to third parties for Sublessee's account and alter or install locks and other security devices at the Subleased Premises. Sublessee shall be liable immediately to Sublessor for all costs Sublessor incurs in reletting the Subleased Premises, including, without limitation, attorneys' fees, brokers' commissions, expenses of remodeling the Subleased Premises required by the reletting, and like costs. Reletting may be for a period equal to, shorter or longer than the remaining term of this Sublease and rent received by Sublessor shall be applied to (i) first, any indebtedness from Sublessee to Sublessor other than rent due from Sublessee; (ii) second, all costs incurred by Sublessor in reletting, including, without limitation, brokers' fees or commissions and attorneys fees, the cost of removing and storing the property of Sublessee or any other occupant, and the costs of repairing, altering, maintaining, remodeling or otherwise putting the Subleased Premises into condition acceptable to a new Sublessee or Sublessees; (iii) third, rent due and unpaid under this Sublease. After deducting the payments referred to in this subsection 9.3, any sum remaining from the rent Sublessor receives from reletting shall be held by Sublessor and applied in payment of future rent and other amounts as rent and such amounts become due under this Sublease. In no event shall Sublessee be entitled to any excess rent received by Sublessor.

     9.4 All Sums Due and Payable as Rent. Sublessee shall also pay without notice, or where notice is required under this Sublease, immediately upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Sublessee in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for in this Sublease or by law in the case of nonpayment of rent.

     9.5 No Waiver. Sublessor may accept Sublessee's payments without waiving any rights under the Sublease, including rights under a previously served notice of default. No payment by Sublessee or receipt by Sublessor of a lesser amount than any installment of rent due or other sums shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sublessor may accept such check or payment without prejudice of Sublessor's right to recover the balance of such rent or other sum or pursue any other remedy provided in this Sublease, at law or in equity. If Sublessor accepts payments after serving a notice of default, Sublessor may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Sublessee any further notice or demand. Furthermore, the Sublessor's acceptance of rent from Sublessee when the Sublessee is holding over without express written consent does not convert Sublessee's tenancy from a tenancy at sufferance to a month-to-month tenancy. No waiver of any provision of this Sublease shall be implied by any failure of Sublessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Sublessor of any provision of this Sublease must be in writing. Such waiver shall affect only the provisions specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Sublessor shall impair such right or remedy or be construed as a waiver thereof by Sublessor. No act or conduct of Sublessor, including, without limitation the acceptance of keys to the Subleased Premises shall constitute acceptance or the surrender of the Subleased Premises by Sublessee before the Expiration Date. Only written notice from Sublessor to Sublessee of acceptance shall constitute such acceptance or surrender of the Subleased Premises. Sublessor's consent to or approval of any act by Sublessee which requires Sublessor's consent or approval shall not be deemed to waive or render unnecessary Sublessor's consent to or approval of any subsequent act by Sublessee.

                                   ARTICLE 10

                            CONSENT OF MASTER LESSOR

     10.1 Precondition. The Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor. This Sublease shall not be effective unless and until Master Lessor signs a consent to this subletting satisfactory to Sublessor.

                                   ARTICLE 11

                               HAZARDOUS MATERIALS

     11.1 Hazardous Materials. Notwithstanding anything contained herein or in the Master Lease to the contrary, Sublessee shall not store, use, release, emit or dispose of any Hazardous Material (as such is defined in the Master Lease) on, under, or about the Subleased Premises. Sublessee shall not be liable for any Claims arising out of the presence of Hazardous Materials, at, under or about the Subleased Premises, unless caused by Sublessee, or its employees, agents, contractors, or invitees.

     11.2 Indemnity. Sublessee shall be solely responsible for and shall defend, indemnify and hold Sublessor and its partners, employees and agents harmless from and against all claims, penalties, expenses and liabilities, including attorneys' and consultants' fees and costs, arising out of or caused in whole or in part, directly or indirectly, by or in connection with its storage, use, disposal or discharge of Hazardous Materials whether in violation of this Section or not, or Sublessee's failure to comply with any Hazardous Materials law. Sublessee shall further be solely responsible for and shall defend, indemnify and hold Sublessor harmless from and against any and all claims, costs and liabilities, including attorneys' and consultants' fees and costs, arising out of or in connection with the removal, cleanup, detoxification, decontamination and restoration work and materials necessary to return the Subleased Premises to their condition existing prior to Sublessee's storage, use or disposal of the Hazardous Materials on the Subleased Premises. For the purposes of the indemnity provisions hereof, any acts or omissions of Sublessee or by employees, agents, assignees, contractors or subcontractors of Sublessee (whether or not they are negligent, intentional or unlawful) shall be strictly attributable to Sublessee. Sublessee's obligations under this Section shall survive the termination of this Sublease.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Conflict with Master Lease; Interpretation. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the terms of this Sublease. No presumption shall apply in the interpretation or construction of this Sublease as a result of Sublessor having drafted the whole or any part hereof.

     12.2 Remedies Cumulative. The rights, privileges, elections, and remedies of Sublessor in this Sublease, at law, and in equity are cumulative and not alternative.

     12.3 Holding Over. Sublessee shall have no right to Holdover. If Sublessee does not surrender and vacate the Subleased Premises at Expiration Date of this Sublease, Sublessee shall be a tenant at sufferance and the parties having agreed that the Rent shall be at the greater of (1) the daily rate of one hundred and fifty percent (150%) of the monthly Rent set forth in Article 3, divided by thirty (30) days or (2) the daily rate of one hundred and fifty percent (150%) of the Rent due to Master Lessor from Sublessor under the Master Lease for the Subleased Premises divided by thirty (30) days. In connection with the foregoing, Sublessor and Sublessee agree that the reasonable rental value of the Subleased Premises following the Expiration Date of the Sublease shall be the amounts set forth above per month. Sublessor and Sublessee acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Subleased Premises on the Expiration Date and that the reasonable rental value established herein is a reasonable estimate of the damage that Sublessor would suffer as the result of the failure of Sublessee to timely surrender possession of the Subleased Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to Sublessor pursuant to California Civil Code Sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublessor if Sublessee fails to surrender the Subleased Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublessor accruing therefrom, Sublessee shall indemnify, defend and hold Sublessor harmless from all claims resulting from such failure, including, without limitation, any claims by any third parties based on such failure to surrender and any lost profits to Sublessor resulting therefrom.

     12.4 Signage. Subject to Master Lessor's consent pursuant to the Master Lease, Sublessee shall have all of Sublessor's signage rights under the Master Lease. Sublessee shall not place any signs on or about the Subleased Premises without Sublessor's and Master Lessor's prior written consent. All signs shall be at Sublessee's sole cost and shall comply with the terms of the Master Lease and with all local, federal and state rules, regulations, statutes, and ordinances at all times during the term hereof. Sublessee, at Sublessee's cost, shall remove all such signs and graphics prior to the termination of this Sublease and repair any damage caused by such removal.

     12.5 Offer. Preparation of this Sublease by either Sublessor or Sublessee or either parties' agent and submission of same to Sublessor or Sublessee shall not be deemed an offer to Sublease. This Sublease is not intended to be binding until executed and delivered by all Parties hereto and consented to by Master Landlord.

     12.6 Damage and Destruction. Notwithstanding anything contained herein or the Master Lease to the contrary, Sublessee shall have no right to terminate the Sublease under Section 19 of the Master Lease, incorporated herein, unless Sublessor has the right to terminate the Master Lease.

     12.7 Condemnation. Notwithstanding anything contained herein or the Master Lease to the contrary, Sublessee shall have no right to terminate the Sublease under Section 20 of the Master Lease, incorporated herein, unless Sublessor has the right to terminate the Master Lease.

     12.8 Due Authority of Sublessee. If Sublessee signs as a corporation, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sublessee signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Sublessee was authorized to do so by any and all appropriate partnership, trust or other actions. Sublessee agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sublessee to enter into this Sublease.

     12.9 Due Authority of Sublessor. If Sublessor signs as a corporation, each of the persons executing this Sublease on behalf of Sublessor represent and warrant that they have the authority to bind Sublessor, Sublessor has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sublessor signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Sublessor represent and warrant that they have the authority to bind Sublessor, Sublessor has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Sublessor was authorized to do so by any and all appropriate partnership, trust or other actions.

     12.10 Multiple Counterparts. This Sublease may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Sublease transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

                                   ARTICLE 13

                              BROKER'S COMMISSIONS

     13.1 Commission. Sublessor and Sublessee represent and warrant to each other that each has dealt with the following brokers Cawley International (Sublessor's Broker) and Cornish & Carey Commercial (Sublessee's Broker) and with no other agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any claim asserted against the other by any broker, agent, finder, or other such person not identified above as Sublessor's Broker or Sublessee's Broker arising out of the indemnifying parties' contacts with such party. The Commission to the Brokers is pursuant to a separate agreement.

                                   ARTICLE 14

                              NOTICES AND PAYMENTS

     14.1 Certified Mail. Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service. Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses:

           Sublessor at:  650 Almanor Ave,
                          Sunnyvale, CA 94085

           Sublessee at the Subleased Premises, whether or not Sublessee has abandoned or vacated the Subleased Premises or notified the Sublessor of any other address, with a copy to:_____________.

     14.2 When this Sublease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Sublease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 of any similar or successor statute

                                   ARTICLE 15

                           ATTORNEYS' FEES AND COSTS.

     15.1 Certain Litigation Between the Parties. In the event any action or proceeding at law or in equity or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of Sublessee under this Sublease, to recover rent, to terminate the tenancy of Sublessee at the Subleased Premises, or to enforce, protect, or establish any right or remedy of a party to this Sublease Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys' fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sublessor in such action or proceeding.

     15.2 Sublessor's Costs. In any case where Sublessee requests permission from Sublessor to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sublease, Sublessee shall pay to Sublessor a reasonable administrative charge and Sublessor's reasonable attorney's fees incurred by Sublessor in reviewing such request.

     15.3 Except to the extent caused by the gross negligence or willful misconduct of Sublessor, Sublessee shall indemnify, defend by counsel reasonably satisfactory to Sublessor and hold Sublessor harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without limitation, reasonable attorneys' and experts' fees), caused by or arising in connection with: (i) the use or occupancy of the Subleased Premises; (ii) a breach of or failure to perform Sublessee's obligations hereunder or under the Master Lease to the extent that those obligations are assumed by Sublessee under this Sublease; or (iii) the any act, omission, negligence or willful misconduct of Sublessee or its agents, employees, contractors or invitees.

                                   ARTICLE 16

                                    EXHIBITS

     16.1 Exhibits and Attachments. All exhibits and attachments to this Sublease are a part hereof.

                                   ARTICLE 17

                   SUBLESSOR'S REPRESENTATIONS AND WARRANTIES

     17.1 As an inducement to Sublessee to enter this Sublease, to Sublessor's reasonable knowledge, (without out duty of inquiry as to Subsections 17.1.2, 17.1.3 and 17.1.4), Sublessor represents and warrants with respect to the Premises that:

           17.1.1 The Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by either Master Lessor or Sublessor, has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default.

           17.1.2 There are no pending or threatened actions, suits or proceedings before any court or administrative agency against Sublessor which could, in the aggregate, adversely affect the Premises or of Sublessor to perform its obligations under this Sublease, and Sublessor is not aware of any facts which might result in any such actions, suits or proceedings.

           17.1.3 There is no pending or threatened condemnation or similar proceeding affecting the Subleased Premises or any portion thereof, and Sublessor has no knowledge that any such action currently is contemplated.

           17.1.4 Sublessor has not received any notice from any insurance company of any defects or inadequacies in the Subleased Premises or any part thereof which could adversely affect the insurability of the Subleased Premises or the premiums for the insurance thereof.

     IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease on the date first set forth above.

SUBLESSOR                                    SUBLESSEE

CacheFlow, Inc.,                             Kuokoa Networks, Inc.,
a Delaware corporation                       a Delaware corporation

/s/ Robert Verheecke                         /s/ Sameer Prabhavarkar
----------------------------------           -----------------------------------

By: Robert Verheecke                         By: Sameer Prabhavarkar
    ------------------------------               -------------------------------

Its: CFO                                     Its: VP Finance
    ------------------------------               -------------------------------

----------------------------------           -----------------------------------

By:                                          By:
    ------------------------------               -------------------------------

Its:                                         Its:
    ------------------------------               -------------------------------

                                    EXHIBIT A

                              (Subleased Premises)

     The land referred to in this lease is situated in the State of California, County of Santa Clara and is described as follows:

     All that certain Real Property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

     All of Parcel "A" as shown upon that certain Map entitled, "Parcel Map being all of Parcel 1 as shown on that 'Parcel Map' Recorded in Book 194 of Maps, at Pages 56, Santa Clara County", which Map was filed for Record in the Office of the Recorder of the County of Santa Clara, Sate of California, on May 22, 1978 n Book 418 of Maps at page 46.

                                    EXHIBIT A

[GRAPHIC APPEARS HERE]

                                    EXHIBIT A

[GRAPHIC APPEARS HERE]

                                    EXHIBIT B

                                 (Master Lease)